Exhibit 99.1

21062 Bake Park way
NEWS RELEASE	Lake Forest, CA 92630
888-822-2660
Fax: 949-597-0662

CONTACT:

Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS FIRST QUARTER 2005 RESULTS

Revenue Ahead 35% to $147.9 Million

EPS 58 Cents Before Nonrecurring Items; Reported EPS 48 Cents

LAKE FOREST, Calif., March 9, 2005 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal first quarter ended January 31, 2005. On January 6, 2005, Cooper completed the acquisition of Ocular Sciences, Inc. and Ocular’s results are included from that date forward.

First Quarter Highlights

•	Reported revenue $147.9 million, 35% above the first quarter of 2004, 31% in constant currency. Including Ocular’s sales for the first week in January 2005, first quarter revenue would have been $151.2 million.

•	Operating income, before nonrecurring acquisition and restructuring expenses, $30.8 million, 24% above the first quarter of 2004; with one-time charges included, $27.7 million or 11% above last year’s first quarter.

•	EPS 58 cents before nonrecurring acquisition and restructuring costs; reported EPS 48 cents.

•	Cash flow (pretax income from continuing operations plus depreciation and amortization before nonrecurring acquisition and restructuring costs) per share 90 cents, up from 76 cents in the first quarter of 2004; trailing twelve months $3.64.

Revenue and Earnings Per Share Guidance

•	Cooper expects fiscal 2005 revenue of $867 million to $879 million, assuming no major changes in exchange rates, and earnings per share of $3.08 to $3.18, before nonrecurring costs for merger related accounting and restructuring charges, and assuming an effective tax rate of 21%. This revenue guidance is $3 million below the mid point of the Company’s projections issued in January 2005 because revenue from the acquired Ocular business is only included from January 6, 2005, not from January 1 as the earlier guidance assumed. EPS guidance for the remaining three quarters of 2005 is unchanged.

•	With the same adjustment to reflect the inclusion of Ocular’s business from January 6, 2005 not January 1, 2005, CooperVision (CVI), the Company’s contact lens business, now expects fiscal 2005 revenue of $752 million to $761 million, assuming no major changes in foreign exchange rates. CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects revenue of $115 million to $118 million for fiscal 2005, unchanged from January guidance.

•	For the second fiscal quarter, Cooper expects revenue to range from $222 million to $226 million—$195 million to $198 million for CVI and $27 million to $28 million for CSI—with earnings per share ranging from 72 cents to 75 cents before nonrecurring acquisition and restructuring costs. This guidance is unchanged from the Company’s January 2005 projections.

Reported P&L Highlights ($’s in millions)

Three Months Ended January 31,
Revenue				Operating Income
	2005	2004	% Inc.	2005		2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$121.4	$87.0	39%	$30.9	*	$22.6	37%	25%	26%
CSI	26.5	22.7	17%	3.7		5.4	(31)%	14%	24%

Subtotal	147.9	109.7	35%	34.6		28.0	24%	23%	26%
Corporate Expense	—	—	—	(3.8)		(3.1)	—	—	—

TOTAL	$147.9	$109.7	35%	$30.8		$24.9	24%	21%	23%

*	Before nonrecurring charges for merger related accounting and restructuring of $3.1 million

First Quarter 2005 Revenue and Expense Summary

Cooper’s first quarter revenue of $147.9 million was 35% above last year’s first quarter, 31% in constant currency. Including Ocular’s sales for the first week in January 2005, first quarter revenue would have been $151.2 million.

Gross margin, before nonrecurring acquisition and restructuring costs, was 64%, unchanged from last year’s first quarter; 62% including one-time charges.

Selling, general and administrative expense grew 39% and increased to 41% of revenue from 39% in last year’s first quarter.

Corporate expenses, which increased to $3.8 million, were 23% over the first quarter of 2004. These include added costs due to the Ocular acquisition, increased costs to comply with new corporate governance requirements and continuing costs to maintain Cooper’s global trading arrangement.

In 2005, Cooper expects an aggregate increase in costs and expenses to operate the combined Cooper and Ocular businesses. This increase, however, should be substantially lower than the aggregate amount of costs and expenses that would have been incurred by Cooper and Ocular had they continued to operate as separate businesses. Corporate governance expense will also continue to rise, while expenses for the global trading arrangement will flatten.

First quarter 2005 research and development expense was $2.8 million, up 86% over the first quarter of 2004. CVI’s research and development activities, now augmented by Ocular’s strong research pipeline, include programs to develop two-week disposable and continuous wear silicone hydrogel lenses, a disposable multifocal toric, a daily wear lens incorporating the Proclear lens material and products that address specific market needs in the Asia-Pacific region.

Operating income before one-time charges grew 24%, 21% of revenue versus 23% in last year’s first quarter. With one-time charges included, operating income was 19% of revenue.

Reflecting the added debt of the Ocular acquisition, interest expense grew 149% over the first quarter of 2004.

The effective tax rate (ETR) for the quarter (provision for taxes divided by income before taxes) was 21% compared to 23% for the first quarter of 2004. The ETR for both periods represented Cooper’s estimate of the ETR for each full fiscal year.

Compared to the first quarter of 2004, the number of shares used to calculate diluted earnings per share increased 9% to 39.5 million shares, primarily due to the issuance of 10.7 million shares to Ocular shareholders in January 2005.

Fiscal First Quarter 2005 Business Unit Operating Summaries ($’s in millions)

	CooperVision					CooperSurgical
	2005 Reported	2005 One-time charges	2005*	% Rev*	% chg vs 2004*	2005	% Rev	% chg vs 2004
Net sales	$121.4	$—	$121.4	100%	39%	$26.5	100%	17%
Cost of sales	43.7	(2.4)	41.3	34%	41%	11.9	45%	14%

Gross profit	77.7	2.4	80.1	66%	39%	14.6	55%	19%
SG&A	46.6	—	46.6	38%	38%	9.8	37%	54%
R&D and amortization	2.6	—	2.6	2%	103%	1.1	4%	89%
Restructuring costs	0.7	(0.7)	—	—	—	—	—	—

Total operating expense	49.9	(0.7)	49.2	40%	40%	10.9	41%	57%

Operating income	$27.8	$3.1	$30.9	26%	37%	$3.7	14%	(31)%

*	Before nonrecurring charges for merger related accounting and restructuring of $3.1 million

Balance Sheet and Cash Flow Highlights

•	At the end of the first fiscal quarter, Cooper’s days sales outstanding (DSO) decreased to 65 days from 69 days a year ago. Cooper expects future DSO in the upper 60’s to low 70’s. These DSO’s are pro forma, calculated including Ocular’s results of operations during Cooper’s first fiscal quarter of 2005.

•	Pro forma inventory months on hand was 6.8 months at the end of the quarter, versus 7.5 months at last year’s first quarter, in line with company expectations.

•	Capital expenditures were $11.6 million in the quarter, primarily to expand manufacturing capacity and continue the rollout of new information systems in selected locations.

Cooper expects capital expenditures in fiscal 2005 of about $120 million to $130 million. About 70% of this will be spent for expanded capacity, about 20% for conversion of CVI’s products to the Gen II manufacturing platform acquired in the Ocular acquisition and about 10% for information technology.

•	Depreciation and amortization was $7.6 million for the quarter.

CooperVision Business Details

“In our first quarter, CVI continued to outpace both the market and our competitors’ results reported for the fourth calendar quarter of 2004,” said A. Thomas Bender, Cooper’s chief executive officer. “Specialty lenses, which include toric lenses, cosmetic lenses, multifocal lenses, continuous wear lenses and lenses for dry eye symptoms, continue to gain momentum, while our disposable spherical products, now augmented with the Ocular Sciences product line of two-week and daily wear disposable lenses, continue to capture market share. Our global toric sales, 37% of our lens business, continue to grow twice as fast as worldwide toric sales.”

CVI’s operating margin in the first quarter, before nonrecurring acquisition and restructuring expenses, was 26% the same as in last year’s first quarter. Including one-time items, CVI’s operating margin was 23%.

2004 Contact Lens Market Highlights

According to independent market research data, the worldwide contact lens market grew 13% in calendar 2004 to $4 billion – 8% in constant currency. The soft contact lens market in United States grew about 8% to $1.5 billion, while revenue in countries outside the United States grew about 16% to $2.5 billion.

Specialty lenses grew 17% and now account for 30% of the worldwide soft lens market. Toric lenses, the largest specialty product category, grew approximately 15% to about $560 million while the daily disposable segment grew about 20% to approximately $1.2 billion.

The Americas region, approximately $1.6 billion or 41% of the world market, grew approximately 8%. Japan and the Pacific Rim countries, approximately $1.2 billion or 30% of the world market, grew approximately 15%. Europe, about $1.2 billion or 29% of the market, grew approximately 16%.

CooperVision, combined with Ocular, estimates its worldwide market share at 18%, making it the world’s third leading contact lens company in terms of revenue. It now accounts for over 40% of worldwide toric revenues.

First Quarter CooperVision Worldwide Highlights

•	CVI’s worldwide revenue of $121.4 million grew 39% over last year’s first quarter—34% in constant currency. Including Ocular’s sales for the first week in January 2005, first quarter CVI revenue was $124.7 million.

•	CVI’s specialty lenses, which include toric lenses, cosmetic lenses, multifocal lenses and lenses for dry eye symptoms, grew 29% and accounted for 58% of its soft lens business.

•	CVI’s toric lens revenue increased 28% and accounted for about 37% of its contact lens revenue. Disposable torics grew 44% and account for about 80% of total toric revenue.

•	Disposable spheres, including Proclear, and Biomedics 55 Premier aspheric and Biomedics daily disposable grew 55%, and account for 90% of CVI’s spherical lens sales. Daily disposable lenses, sold primarily under the Biomedics and Aquair brand names in Japan and Europe, had January revenue of about $6 million.

•	The Proclear line of disposable spheres, torics and multifocals continues to show strong growth –up 43% for the quarter—and now accounts for 20% of CVI’s global revenue.

•	CVI’s disposable sphere, toric, cosmetic and multifocal lenses grew 51% during the quarter, and represent about 86% of its business.

First Quarter CVI Geographic Revenue Highlights

•	In the Americas region, which accounts for 50% of CVI’s contact lens business, revenue grew 25%—24% in constant currency—led by Proclear products, up 46%, and toric lenses up about 21%. CVI’s two-week and monthly disposable toric franchise grew 41% and now account for 73% of its toric business.

•	European lens revenue, 40% of CVI’s total revenue, grew 41%—31% in constant currency—lead by toric lenses, up 51%, and Proclear products, up 40%.

•	Asia-Pacific revenue grew 170% and now represents about 10% of CVI’s worldwide contact lens business led by daily disposable lens revenue.

CVI First Quarter Expenses

CVI’s gross margin before nonrecurring items was 66% of revenue, the same as in last year’s first quarter. Gross profit with one-time charges included was 64%, primarily due to the cost of stepping up Ocular’s inventory by $15 million to reflect manufacturing profit acquired, which will be written off over 7 months.

CVI’s SG&A expense grew 38% during the quarter compared to revenue growth of 39%.

Research and development expense was $2 million, up 96% over the first quarter of 2004. CVI’s research and development activities, now augmented by Ocular’s strong research pipeline, include programs to develop two- week disposable and continuous wear silicone hydrogel lenses, a daily disposable lens incorporating the Proclear lens material and products that address specific needs in the Asia-Pacific market.

The effect of currency on operating income in the quarter was not significant.

CooperSurgical Business Details

Revenue at CooperSurgical, Cooper’s women’s healthcare medical device business, grew 17% over last year’s first quarter to $26.5 million with organic growth of 10%.

CSI’s operating income declined 31% and was 14% of revenue as marketing expenses accelerated for programs designed to increase the organic growth of its business. These programs will focus on CSI’s products in the incontinence, infertility and female sterilization markets using its restructured sales force of 175 independent and direct sales representatives.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts. Cooper has restated its diluted earnings per share beginning in the third fiscal quarter of 2003 to reflect the accounting change for contingent convertible debentures.

Non-GAAP Financial Measures (In thousands, except per share amounts)

In this news release, we report Cooper’s “cash flow per share” for the first quarter of fiscal 2005 and 2004 as 90 cents and 76 cents, respectively, and our cash flow per share for the twelve months ended January 31, 2005 as $3.64.

Although “cash flow per share” is a non-GAAP financial measure, we disclose it because we believe it is the most appropriate measure of Cooper’s liquidity and financial strength, particularly when calculated consistently over time. In Cooper’s case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called “earnings before interest, taxes, depreciation and amortization” (EBITDA) because, unlike most companies, Cooper does not expect to pay federal income taxes until after 2007, when it expects to exhaust the usage of its U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate “cash flow per share,” we add back non-cash charges for depreciation, amortization and nonrecurring acquisition and restructuring costs to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the table below, we reconcile earnings per share (the closest GAAP disclosure) to “cash flow per share” for all periods reported using the same diluted per share figures. To calculate “cash flow per share” for the trailing twelve months, we add the result for fiscal first quarter 2005 to fiscal year 2004 cash flow per share then subtract fiscal first quarter 2004.

	Q1 2005	Q1 2004	Twelve Months Ended 10/31/04	Twelve Months Ended 1/31/05
Income for calculating earnings per share	$19,010	$18,878	$94,920
Add:
Income taxes	4,873	5,483	19,664
Depreciation	6,687	3,244	13,599
Amortization	888	345	2,052
Nonrecurring acquisition and restructuring expenses	4,712	—	—
Less: Interest charge applicable to convertible debt, net of tax	524	523	2,095

“Cash flow”	$35,646	$27,427	$128,140

Earnings per share	$0.48	$0.52	$2.59

Cash flow per share	$0.90	$0.76	$3.50	$3.64

Number of shares used to compute diluted earnings per share	39,479	36,133	36,613

Conference Call

The Cooper Companies will hold a conference call to discuss its first quarter results today at 2 p.m. Pacific Standard Time. To access the live call, dial 1-888-396-2386. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular businesses, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; the risks related to the implementation of information technology systems covering the combined Cooper and Ocular businesses and any delays in such implementation which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisition, the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Huntington Beach, Calif., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies and its subsidiaries and affiliates are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2005	2004
Net sales	$147,890	$109,734
Cost of sales	55,568	39,778

Gross profit	92,322	69,956
Selling, general and administrative expense	60,189	43,237
Research and development expense	2,830	1,525
Restructuring costs	723	—
Amortization of intangibles	888	345

Operating income	27,692	24,849
Interest expense	3,719	1,491
Other income (loss), net	(614)	480

Income before income taxes	23,359	23,838
Provision for income taxes	4,873	5,483

Net income	18,486	18,355
Add interest charge applicable to convertible debt, net of tax	524	523

Income for calculating earnings per share	$19,010	$18,878

Diluted earnings per share	$0.48	$0.52

Number of shares used to compute earnings per share	39,479	36,133

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$28,494	$39,368
Trade receivables, net	145,308	99,269
Marketable securities	—	1,829
Inventories	196,888	107,607
Deferred tax asset	30,864	20,296
Other current assets	37,416	36,129

Total current assets	438,970	304,498

Property, plant and equipment, net	319,692	151,065
Goodwill	1,296,277	310,600
Other intangibles, net	60,639	31,768
Deferred tax asset	16,947	10,315
Other assets	12,990	3,315

	$2,145,515	$811,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$21,731	$20,871
Other current liabilities	180,319	95,638

Total current liabilities	202,050	116,509

Long-term debt	723,037	144,865
Other long-term liabilities	9,858	—
Deferred tax liability	6,026	6,026

Total liabilities	940,971	267,400

Stockholders’ equity	1,204,544	544,161

	$2,145,515	$811,561

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